Exhibit 99.3

EQT Midstream Partners to Acquire West Virginia Gathering Assets from EQT

Pittsburgh, PA (March 10, 2015) — EQT Midstream Partners, LP (NYSE: EQM) (Partnership) announced that it has entered into an agreement with EQT Corporation (NYSE: EQT) (EQT) to acquire its Northern West Virginia Marcellus Gathering System, along with a preferred interest in an EQT subsidiary, for $1.05 billion, of which $997.5 million will be paid in cash and $52.5 million will be paid in common and general partner units. The acquisition is expected to be immediately accretive to the Partnership’s distributable cash flow per unit.

The gathering system was designed and constructed to gather natural gas production in the wet gas and dry gas regions of the Marcellus; specifically in the Saturn, Mercury, Pandora and Pluto development areas. The system includes approximately 70 miles of natural gas gathering pipeline and nine compressor units with 25,000 horsepower of compression.  In addition, the system includes a 30-mile, high-pressure wet gas header pipeline that moves wet gas from the development areas to the MarkWest Mobley processing facility. EQT contracted for 10-years of firm capacity on the system.

The Partnership expects to invest approximately $370 million over the next several years to complete planned expansion projects, including the installation of approximately 100 miles of gathering pipeline and five compressor units with 23,700 horsepower of compression. Ongoing maintenance capital expenditures related to the system are forecast to be less than $5 million per year.

EQT currently holds approximately 76,000 net acres in northern West Virginia that surround the acquired gathering system, including 59,000 net undeveloped acres. As of December 31, 2014, there were 199 Marcellus wells and 20 Upper Devonian wells being serviced by the gathering system, with an average daily gathered volume of approximately 410 MMcf per day.

Guidance

$ millions	2015	2016	2017	2018
Revenues - firm contracts	$113	$143	$174	$182
Revenues – volumes in excess of firm contracts	$14	$4	$1	$—
Total revenues	$127	$147	$175	$182
Cash operating expenses	$28	$30	$32	$35
Other income	$—	$11	$11	$11
Expansion capex	$65	$175	$70	$30

The terms of the acquisition were approved by the Conflicts Committee of the board of directors of EQT Midstream Services, LLC, the general partner of the Partnership (General Partner), which is comprised entirely of independent directors. The committee was advised by Evercore Group L.L.C. regarding financial matters; and Richards, Layton & Finger P.A. regarding legal matters. The General Partner and its affiliates were advised by Baker Botts L.L.P. regarding legal matters.

About EQT Midstream Partners:

EQT Midstream Partners, LP is a growth-oriented limited partnership formed by EQT Corporation to own, operate, acquire, and develop midstream assets in the Appalachian Basin. The Partnership provides midstream services to EQT Corporation and third-party companies through its strategically located transmission, storage, and gathering systems that service the Marcellus and Utica regions. The Partnership owns 700 miles and operates an additional 200 miles of FERC-regulated interstate pipelines; and also owns more than 1,500 miles of high- and low-pressure gathering lines.

Visit EQT Midstream Partners, LP at www.eqtmidstreampartners.com

Cautionary Statements

Disclosures in this news release contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Partnership and its subsidiaries, including guidance regarding the Partnership’s and the Northern West Virginia Marcellus Gathering System’s (the Gathering System) gathering revenue and volume growth; infrastructure programs (including the timing, cost, capacity and sources of funding with respect to such programs); projected compression capacity; asset acquisitions, including the Partnership’s ability to complete the acquisition of the Gathering System; capital commitments, projected capital and operating expenditures, capital budget and sources of funds for capital expenditures; liquidity and financing requirements, including funding sources for the acquisition of the Gathering System; projected firm reservation and usage revenues; projected cash flows resulting from the Partnership’s preferred interest in an EQT subsidiary; and anticipated synergies from the acquisition of the Gathering System. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership has based these forward-looking statements on current expectations and assumptions about future events. While the Partnership considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Partnership’s control. With respect to the proposed acquisition of the Gathering System, these risks and uncertainties include, among others, disruption to the Partnership’s business, including customer and supplier relationships resulting from the transaction; risks that the conditions to closing may not be satisfied; and the impact of the transaction on the Partnership’s future operating income, 2015 capital program and distributions. The risks and uncertainties that may affect the operations, performance and results of the Partnership’s business and forward-looking statements include, but are not limited to, those risks discussed in the Partnership’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made and the Partnership does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Information in this news release regarding EQT Corporation and its subsidiaries, other than the Partnership, is derived from publicly available information published by EQT.

Analyst inquiries please contact:

Nate Tetlow — Investor Relations Director

412.553.5834

ntetlow@eqtmidstreampartners.com

Patrick Kane — Chief Investor Relations Officer

412.553.7833

pkane@eqtmidstreampartners.com

Media inquiries please contact:

Natalie Cox — Corporate Director, Communications

412.395.3941

ncox@eqtmidstreampartners.com

Source: EQT Midstream Partners